SMC CORPORATION                                                      EXHIBIT 11
STATEMENT OF CALCULATION OF AVERAGE
COMMON SHARES OUTSTANDING

                                                                                 Three Months
                                                                                     Ended
                                                                                March 31, 1996
                                                                                --------------
Primary Earnings Per Share:

        Weighted average number of shares (1)                                       6,563,064
                                                                                    =========

Fully Diluted Earnings Per Share:

        Weighted average number of shares (1)                                       6,563,064

        Stock option plan shares to be issued at prices ranging from
         $7.25 to $11.50 per share                                                    796,000

        Warrant issues at a price of $9.30 per share                                  125,000

        Less:    Assumed purchase at the higher of ending
                 or average market price during the period
                 using proceeds received upon exercise of
                 options and purchase of stock.                                      (873,328)

                 Total Diluted Shares (2)                                           6,610,736
                                                                                    =========

(1) The average market value per share of the Company's stock during the three months ended March 31, 1996 was less than the exercise price of the outstanding options and warrants; therefore, there was no dilutive effect on earnings per share.

(2) Fully diluted EPS was not presented as its effect was less than 3% of primary earnings per share.